Exhibit 99.1

News From

FOR IMMEDIATE RELEASE

June 8, 2004

HEALTHSOUTH REACHES AGREEMENT WITH NOTEHOLDERS

REPRESENTATIVES ON CONSENT SOLICITATION FOR

APPROXIMATELY $1.9 BILLION OF DEBT

Upon completion, will be in compliance on all Public Debt Issues

Consent Solicitations Extended to June 23, 2004; Record Date Reset to June 4, 2004

Birmingham, Alabama – HealthSouth Corporation (OTC Pink Sheets: HLSH) announced today that it has reached agreement with its Unofficial Committee of Noteholders to obtain consents and waivers in connection with its amended consent solicitations for its 6.875% Senior Notes due 2005, 7.375% Senior Notes due 2006, 7.000% Senior Notes due 2008, 8.375% Senior Notes due 2011 and 7.625% Senior Notes due 2012, representing approximately $1.9 billion in debt. Completion of these consent solicitations, together with the previously completed consent solicitations for its 10.75% Senior Subordinated Notes and its 8.50% Senior Notes due 2008, will result in the successful completion of consent solicitations of all of the Company’s outstanding public debt, totaling approximately $2.6 billion. The cost of the restructuring is expected to be in the range of approximately $73 million to $80 million depending on the final level of participation in the consent solicitations.

“We are extremely pleased to have reached this agreement with representatives of our Noteholders and appreciate their efforts toward achieving a consensual resolution,” said Jay Grinney, HealthSouth’s newly-appointed President and Chief Executive Officer. “This represents a very significant step toward completion of our financial restructuring. We look forward to completing this process promptly as we move forward with building a future of solid growth and profitability for HealthSouth.”

HealthSouth has amended its solicitation of consents to reflect the newly agreed upon terms and is extending its solicitation of consents for its 6.875% Senior Notes due 2005, 7.375% Senior Notes due 2006, 7.000% Senior Notes due 2008, 8.375% Senior Notes due 2011 and 7.625% Senior Notes due 2012 until 11:59 p.m., New York City time, on June 23, 2004. HealthSouth has set June 4, 2004 as the record date for these consents solicitations.

HealthSouth said that holders of approximately 24.2% of the Company’s 6.875% Senior Notes due 2005, 32.2% of its 7.375% Senior Notes due 2006, 53.3% of its 7.000% Senior Notes due 2008, 27.6% of its 8.375% Senior Notes due 2011 and 61.2% of its 7.625% Senior Notes due 2012 have already agreed to consent to the terms of the revised consent solicitations.

HealthSouth also announced that it will stay the litigation in the Circuit Court of Jefferson County, Alabama with certain of its Noteholders and has agreed to dismiss this litigation upon successful completion of the amended consent solicitations.

Revised Terms of Consent Solicitations

HealthSouth has agreed to increase the consent fee that it will pay to holders who deliver valid and unrevoked consents prior to the expiration of the consent solicitations. HealthSouth will pay (i) $30.00 per $1,000 principal amount of notes to holders of its 8.375% Senior Notes due 2011, 6.875% Senior Notes due 2005 and 7.375% Senior Notes due 2006; (ii) $32.50 per $1,000 principal amount of notes to holders of its 7.000% Senior Notes due 2008; and (iii) $45.00 per $1,000 principal amount of notes to holders of its 7.625% Senior Notes due 2012. The payment of the consent fee remains conditioned upon the proposed amendments to the indentures becoming operative. Previously delivered consents are no longer valid. Holders as of the record date who wish to consent must submit new consents in order to receive the increased consent fee if the conditions to their consent solicitation are satisfied or waived.

HealthSouth has also agreed to amend its 7.625% Senior Notes due 2012 and the 8.375% Senior Notes due 2011 to provide the holders thereof the right to require the Company to purchase such notes on January 2, 2009; and to amend its 7.000% Senior Notes due 2008 to provide the holders thereof the right to require the Company to purchase such notes on January 15, 2007.

Each holder of notes who consents to the proposed amendments will also be waiving all alleged and potential defaults under the indentures arising out of events occurring on or prior to the effectiveness of the proposed amendments. Consents for any series of notes may be revoked at any time prior to the date on which the trustee under the indenture for that series receives evidence that the requisite consents have been obtained.

This news release is not a solicitation of consents with respect to any securities. The consent solicitations are being made only pursuant to the terms and conditions of the consent solicitation statements relating to each series of Notes and the accompanying documents. These documents can be obtained from Innisfree M&A Incorporated, the information agent, at 212-750-5833 (Banks and Brokers Call Collect) or 888-750-5834 (Noteholders Call Toll-Free). Questions regarding the solicitations should be directed to Credit Suisse First Boston, the solicitation agent, at 800-820-1653.

About HealthSouth

HealthSouth is the nation’s largest provider of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, with nearly 1,700 locations nationwide and abroad. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to: the investigations by the Department of Justice and the Securities Exchange Commission into HealthSouth’s financial reporting and related activity; HealthSouth’s statement that as a result of the investigations, the Company’s previously filed financial statements should no longer be relied upon and may result in the Company restating its prior financial statements; the withdrawal by HealthSouth’s former accountants of their audit reports on all of the Company’s previously filed financial statements; the outcome of pending litigation relating to these matters; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully amend, restructure and/or renegotiate its existing indebtedness or cure or receive a waiver of alleged defaults under such agreements, the inability of which may result in HealthSouth filing a voluntary petition for bankruptcy; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; changes, delays in or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; changes to the implementation of the prospective payment system for inpatient rehabilitation services; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company’s SEC filings and other public announcements.

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For more information contact Andy Brimmer at 205-410-2777.